EXHIBIT 21

SUBSIDIARIES OF

CHOICEPOINT INC.

1.	Anacubis, Inc.	DE
2.	Charles Jones LLC	GA
3.	ChoicePoint Asset Company LLC	DE
4.	ChoicePoint Australia Pty Ltd	Australia
5.	ChoicePoint Government Services Inc.	GA
6.	ChoicePoint Capital Inc.	DE
7.	ChoicePoint Financial Inc.	DE
8.	ChoicePoint Police Records Inc.	AZ
9.	ChoicePoint Precision Marketing LLC	GA
10.	ChoicePoint Public Records Inc.	GA
11.	ChoicePoint Services Inc.	GA
12.	ChoicePoint UK 1 Limited	UK
13.	ChoicePoint WorkPlace Solutions Inc.	GA
14.	ChoicePoint WorkPlace Solutions of Memphis LLC	GA
15.	C.L.U.E. Inc.	GA
16.	CPPM Inc.	GA
17.	Elios, Inc.	CA
18.	Identico Systems LLC	DE
19.	i2, Inc.	DE
20.	i2 Limited	UK
21.	i2 Aesop Trustee Limited	UK
22.	iMapData Inc.	DE
23.	Insurity LLC	GA
24.	InsurQuote Inc.	GA
25.	KnowX LLC	GA
26.	The List Source, Inc.	TX
27.	Mortgage Asset Research Institute LLC	VA
28.	National Credit Audit Corporation	IL
29.	National Data Retrieval LLC	GA
30.	National Fraud & Identity Theft Clearinghouse Inc.	GA
31.	National Safety Alliance, Incorporated	TN
32.	ODG Unit Trust	Australia
33.	Optimal Decisions Group, LLC	VA
34.	Optimal Decisions Group Pty Ltd	Australia
35.	Resident Data, Inc.	DE
36.	Short Stop, L.L.C.	WI
37.	Signature Information Solutions LLC	DE
38.	Superior Information Services Inc.	GA
39.	Vital Chek Network, Inc.	TN
40.	Vital Chek Network of Canada, Inc.	DE